Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 19, 2026 relating to the financial statements of The ONE Group Hospitality, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 28, 2025.

/s/ Deloitte & Touche LLP

Denver, Colorado

May 20, 2026